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                                                                    EXHIBIT 23.2

                            [LETTERHEAD OF KPMG LLP]



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Dime Bancorp, Inc.:

We consent to the use of our report dated January 21, 1999, incorporated by reference in the Registration Statement on Form S-8 of Dime Bancorp, Inc., relating to our audit of the consolidated statements of financial condition of Dime Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 1998 which report appears in the Dime Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 1998.

                                          /s/ KPMG LLP


New York, New York
October 29, 1999